EXHIBIT 99.1

CONTACTS:

Thomas W. Freeze, Sr. VP and CFO             Philip Bourdillon/Eugene Heller
Poore Brothers, Inc.                         Silverman Heller Associates
623-932-6203                                 310-208-2550


               POORE BROTHERS RECEIVES $2 MILLION FINAL SETTLEMENT

                      FOR OCTOBER 2000 FIRE INSURANCE CLAIM

GOODYEAR, ARIZ. - JUNE 18, 2003 - POORE BROTHERS, INC. (NASDAQ: SNAK) today reported that it has received $2 million from its insurance company as a final settlement of all outstanding claims related to a fire at the Company's Goodyear, Ariz. potato chip manufacturing plant on October 28, 2000.

The Company will record the entire proceeds, net of associated claim expenses, in the second quarter as "Fire-related income, net" on its Consolidated Statement of Income for the quarter ending June 28, 2003. The Company anticipates that the settlement will favorably impact second-quarter income after income taxes by approximately $1.2 million, or approximately $.07 per diluted share.

The Company plans to use the settlement proceeds to help fund introductory consumer advertising and promotion programs for the Crunch Toons(TM) brand launch, which are planned to occur in the second half of the year, particularly in the fourth quarter.

Mr. Thomas W. Freeze, senior vice president and chief financial officer, commented, "We are pleased to have negotiated a final settlement of all unresolved claims without the need for litigation. The outcome is extremely beneficial for the Company, particularly at this time when we are investing heavily in the launch of our unique new brand, Crunch Toons(TM). The proceeds will significantly reduce the amount of debt that the Company expects to incur during the Crunch Toons(TM) brand launch. We continue to be pleased at the enthusiastic feedback from national retailers regarding the Crunch Toons(TM) product innovation and are commencing shipments to retailers in the month of June."

ABOUT POORE BROTHERS, INC.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of INTENSELY DIFFERENT(TM) salted snack foods under a variety of owned or licensed brand names, including CRUNCH TOONS(TM), T.G.I. FRIDAY'S(R), TATO SKINS(R), POORE BROTHERS(R), BOB'S TEXAS STYLE(R), and BOULDER POTATO COMPANY(R). Further information is available at http://www.poorebrothers.com.

STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE NOT HISTORICAL FACTS ARE "FORWARD-LOOKING" STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. BECAUSE SUCH STATEMENTS INCLUDE RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER FROM THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE AND THAT MAY AFFECT THE COMPANY'S PROSPECTS IN GENERAL INCLUDE, BUT ARE NOT LIMITED TO, THE POTENTIAL NEED FOR ADDITIONAL FINANCING, ACQUISITION-RELATED RISKS, SIGNIFICANT COMPETITION, CUSTOMER ACCEPTANCE OF EXISTING AND FUTURE PRODUCTS, DEPENDENCE UPON MAJOR CUSTOMERS, DEPENDENCE UPON EXISTING AND FUTURE LICENSE AGREEMENTS, GENERAL RISKS RELATED TO THE FOOD PRODUCTS INDUSTRY, AND SUCH OTHER FACTORS AS ARE DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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